                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Republic Automotive Parts, Inc.
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          --------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

          --------------------------------------------------------------

                          (REPUBLIC AUTOMOTIVE LOGO)

                        REPUBLIC AUTOMOTIVE PARTS, INC.
                             500 Wilson Pike Circle
                                   Suite 115
                                 P.O. Box 2088
                           Brentwood, Tennessee 37024

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held June 8, 1995

                             ---------------------

                                                            Brentwood, Tennessee
                                                                  April 28, 1995

To the Stockholders of
Republic Automotive Parts, Inc.:

     The Annual Meeting of Stockholders of Republic Automotive Parts, Inc. (the "Company") will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York on Thursday, June 8, 1995, at 9:00 a.m. for the following purposes:

     1. To elect nine directors to serve for one year and until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on April 10, 1995 will be entitled to notice of and to vote at the Annual Meeting.

     A proxy statement and proxy form are furnished herewith.

     If you do not expect to be present at the Annual Meeting, please sign and date the enclosed proxy and return it in the enclosed self-addressed postage-paid envelope. Prompt response by our stockholders will reduce the time and expense of solicitation.

                                           By Order of the Board of Directors,

                                           /s/ Anthony R. Dainora
                                           ANTHONY R. DAINORA
                                           Secretary

                        REPUBLIC AUTOMOTIVE PARTS, INC.
                             500 Wilson Pike Circle
                                   Suite 115
                                 P.O. Box 2088
                           Brentwood, Tennessee 37024

                             ---------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Republic Automotive Parts, Inc. of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York on Thursday, June 8, 1995, at 9:00 a.m. The enclosed proxy may be revoked by the stockholder at any time prior to its exercise by personally appearing at the Annual Meeting and casting a different vote from that specified on such proxy, or by giving to the Company a subsequently dated proxy, properly signed.

     If the enclosed form of proxy is executed and returned, all shares represented thereby will be voted in accordance with the stockholder's instructions with respect to the election of directors. If no such instructions are specified, the proxy will be voted FOR the election as directors of the nominees named below, or of such substitute nominee or nominees as may be designated by the Board of Directors if the nominees named below are unable to serve.

     It is expected that this proxy statement, accompanied by the Company's 1994 Annual Report, will be released on or about April 28, 1995.

                    STOCKHOLDERS ENTITLED TO VOTE AT MEETING

     At the close of business on April 10, 1995, the Company had outstanding 3,318,586 shares of common stock, $.50 par value per share ("Common Stock"), entitled to one vote per share on each matter. Only stockholders of record at the close of business on April 10, 1995 shall be entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following are the only persons who, to the knowledge of management, are beneficial owners of more than 5% of the Company's outstanding Common Stock as of April 10, 1995:

       NAME AND ADDRESS OF              AMOUNT AND NATURE       PERCENTAGE
        BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP     OF CLASS
- - - ---------------------------------    -----------------------    ----------
FMR Corp.                                   189,300(1)             5.7
  82 Devonshire Street
  Boston, Massachusetts
  02109-3614
T. Rowe Price Associates, Inc.              200,000(2)             6.0
  100 East Pratt Street
  Baltimore, Maryland 21202
Nicholas Company, Inc.                      201,500                6.1
  700 North Water Street
  Milwaukee, Wisconsin 53202
M. Dewey Morris, Jr.                        201,960                6.1
  202 Lavista Drive
  Nashville, Tennessee 37215

- - - ---------------

(1) FMR Corp. is a "person" as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, has sole dispositive power of 189,300 shares and serves as investment adviser to the following:

                                   NUMBER                     SOLE           SHARED        SOLE       SHARED
                                     OF      PERCENTAGE      VOTING          VOTING      DISPOSITIVE DISPOSITIVE
                                   SHARES     OF CLASS        POWER           POWER        POWER       POWER
                                  --------   -----------   -----------     -----------   ---------   ---------
    Fidelity Low-Priced Stock
      Fund......................  189,300         5.7          189,300

(2) T. Rowe Price Associates, Inc. is a "person" as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, has sole dispositive power of 200,000 shares, and serves as investment advisor to the following:

                                   NUMBER                     SOLE           SHARED        SOLE       SHARED
                                     OF      PERCENTAGE      VOTING          VOTING      DISPOSITIVE DISPOSITIVE
                                   SHARES     OF CLASS        POWER           POWER        POWER       POWER
                                  --------   -----------   -----------     -----------   ---------   ---------
    T. Rowe Price Small Cap
      Value Fund, Inc...........  200,000         6.0          200,000

                             ELECTION OF DIRECTORS

     The directors of the Company will be elected at the Annual Meeting for the term of one year and until their successors are elected and qualify. The Company recommends a vote FOR the election as director of each of the nominees below. The accompanying proxy will be voted FOR the nominees whose names are set forth below unless other specification is made on the proxy. All of the nominees are now members of the Board of Directors of the Company and each nominee was elected a director at the 1994 Annual Meeting. All nominees have agreed to serve if elected. Due to the recent death of Mr. Charles R. Spencer, the Board of Directors has reduced the number of directors constituting the entire Board of Directors from ten directors to nine directors. Although the Company does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is presently intended that the proxy will be voted for the election of a substitute nominee who shall be designated by the Board of Directors.

     The following table sets forth certain information for each nominee:

                                                                             NUMBER OF
                                                                   YEAR      SHARES OF
                                                                   FIRST      COMMON
                                     POSITIONS WITH COMPANY       ELECTED   STOCK OWNED   PERCENT
                                     PRINCIPAL OCCUPATIONS          AS          ON          OF
          NAME            AGE           AND AFFILIATIONS          DIRECTOR  APRIL 10, 1995 CLASS
- - - ------------------------  ---   --------------------------------  --------  -------------- ------
William F. Ballhaus       76    Private investor; Director,          1984       7,000          *
                                  Northrop Corporation, an
                                  aerospace manufacturer
                                  (1974-93)
Edgar R. Berner           54    Chairman of the Board of the         1968      54,935(1)     1.7
                                  Company; Managing Director,
                                  The Wicks Group of Companies,
                                  an investment company;
                                  Director, Broadcasting
                                  Partners, Inc., an owner and
                                  operator of radio stations;
                                  Managing Director, New King
                                  Street Development Group,
                                  Inc., a real estate
                                  development company (1987-90)
Richard O. Berner         42    Partner, Berner & Berner, P.C.,      1981      47,614(1)     1.4
                                  a law firm; Chairman of the
                                  Board, Concord Fund, a mutual
                                  fund

                                                                             NUMBER OF
                                                                   YEAR      SHARES OF
                                                                   FIRST      COMMON
                                     POSITIONS WITH COMPANY       ELECTED   STOCK OWNED   PERCENT
                                     PRINCIPAL OCCUPATIONS          AS          ON          OF
          NAME            AGE           AND AFFILIATIONS          DIRECTOR  APRIL 10, 1995 CLASS
- - - ------------------------  ---   --------------------------------  --------  -------------- -----
Nicholas A. Fedoruk       54    Environmental Policy Consultant;     1973      70,350(1)     2.1
                                  Environmental Policy Director,
                                  Citizen Action (1990-92);
                                  Director, Energy Conservation
                                  Coalition, an alliance of
                                  environmental and consumer
                                  organizations (1987-90)
Oliver R. Grace, Jr.      41    Private investor; Chairman,          1982      10,164          *
                                  Andersen Group, Inc., a dental
                                  products and video
                                  broadcasting equipment
                                  manufacturing company
Donald B. Hauk            50    Executive Vice President and         1988      70,553(2)     2.1
                                  Chief Financial Officer of the
                                  Company
Leroy M. Parker, M.D.     51    Co-Director, Deaconess-Dana          1986     165,253(1)     5.0
                                  Farber Oncology Program;
                                  Associate Professor of
                                  Medicine and Associate
                                  Physician, Dana Farber Cancer
                                  Institute, Harvard Medical
                                  School
Douglas R. Stern          45    President and CEO, United Media,     1994           0          *
                                  a licensing and newspaper
                                  syndication company (1993-
                                  present); President, National
                                  Research Group, a market
                                  research firm (1991-1993);
                                  President and Publisher,
                                  Horticulture Magazine (1988-
                                  1991); Managing Director, The
                                  Wicks Group of Companies, an
                                  investment company (1988-1991)
Keith M. Thompson         54    President and Chief Executive        1986     133,000(3)     4.0
                                  Officer of the Company;
                                  Director, Acklands Limited, a
                                  Canadian automotive parts and
                                  industrial supplies
                                  distributor

- - - ---------------

 *  Less than one percent
(1) Directors Edgar R. Berner and Richard O. Berner are brothers, Director Nicholas A. Fedoruk's wife is their sister as is the wife of Director Dr. Leroy M. Parker. Edgar R. Berner is a trustee or co-trustee for trusts owning 18,120 shares as to which he disclaims beneficial ownership of 17,952 shares. Mr. Fedoruk's wife owns 38,706 shares as to which Mr. Fedoruk disclaims beneficial ownership. Mr. Fedoruk's wife is co-trustee with Edgar R. Berner of trusts owning 4,320 shares as to which Mr. Fedoruk disclaims beneficial ownership. Mr. Fedoruk's wife is an executrix of an estate owning 20,324 shares as to which Mr. Fedoruk disclaims beneficial ownership. Dr. Parker's wife owns 37,115 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is co-trustee with Edgar
     R. Berner of trusts owning 12,960 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is trustee of other trusts owning 87,490 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is co-trustee with Tanya Fedoruk, Director Nicholas A. Fedoruk's daughter, of a trust owning 864 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is an executrix, together with Mr. Fedoruk's wife as referred to above, of an estate owning 20,324 shares as to which Dr. Parker disclaims beneficial ownership. The share totals listed in the table above include the shares for which directors or their spouses hold voting or dispositive power regardless of whether beneficial ownership is disclaimed.
(2) Includes 14,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995 and 35,803 shares owned by Mr. Hauk's wife as to which Mr. Hauk disclaims beneficial ownership.
(3) Includes 15,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.

     The Board of Directors' Executive Committee (Messrs. Edgar R. Berner, Richard O. Berner, Spencer and Thompson) met five times in 1994. Primarily, it exercises the power of the Board when the latter is in recess. The Board's Compensation and Stock Option Committee (Messrs. Ballhaus, Stern and Richard O. Berner) met one time in 1994; its primary function is to review officers' and directors' compensation and to grant awards under the Company's Stock Compensation Plan. The Board's Audit Committee (Messrs. Spencer, Fedoruk and Ballhaus) met two times in 1994; its primary function is to review the work of the Company's internal auditors and independent accountants. The Board's Retirement Committee (Messrs. Richard O. Berner, Fedoruk, Grace and Spencer) met one time in 1994; its primary function is to review the Company's retirement and
Section 401(k) savings plans. The Board does not have a Nominating Committee.

     The Board of Directors met five times in 1994. During 1994, all directors attended at least 75% of the aggregate number of meetings of (1) the Board of Directors held during the period for which they were directors and (2) standing committees on which they served during the period, except Mr. Grace who attended 67 percent of such Board and Committee meetings.

     Directors (other than the President and Executive Vice President) receive monthly retainers of $500. Additionally, directors (other than the Chairman of the Board, the President and Executive Vice President) receive $500 for attendance at each meeting of the Board of Directors or meeting of a Committee of the Board. The Executive Committee members (other than the President) receive an additional monthly retainer of $300. Each nonemployee director, except for Messrs. Ballhaus, Parker and Stern, is included in a group life insurance policy in the amount of $50,000 for which the Company paid an average annual premium of $114 each in 1994. In addition, directors may be reimbursed for their expenses for attendance at meetings of the Board or committees thereof.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information for all of the executive officers of the Company indicating all positions and offices with the Company. All such persons have been appointed to serve until the next annual election of officers (which shall occur on June 8, 1995) and their successors are appointed, or until their earlier resignation or removal. No other person other than those listed below has been chosen to become an executive officer of the Registrant.

                                                                              NUMBER
                                                                                OF
                                                                              SHARES
                                                                                OF
                                                                              COMMON
                                                                              STOCK
                                                                  YEARS      OWNED ON     PERCENT
                                                                SERVED AS     APRIL         OF
         NAME                        OFFICE               AGE    OFFICER     10, 1995      CLASS
- - - ----------------------- --------------------------------  ---   ----------   --------     -------
Edgar R. Berner         Chairman of the Board of          54         9               (1)        (1)
                          Directors and Director
Keith M. Thompson       President, Chief Executive        54         9               (1)        (1)
                          Officer and Director
Donald B. Hauk          Executive Vice President, Chief   50         8               (1)        (1)
                          Financial Officer and Director
Douglas G. Goetsch      Vice President and Treasurer      40        --        21,768 (2)      .7
Thomas J. Rutkowski     Vice President                    52        --        19,557 (3)      .6
Richard M. Boesinger    Vice President                    52         8        20,249 (4)      .6
Larry C. Lumme          Vice President                    48         6        18,614 (5)      .6
Anthony R. Dainora      Secretary                         43        --        12,436 (6)      .4
All directors and                                                            634,213 (7)    18.7
  executive officers as
  a group

- - - ---------------

(1) Same as information presented under "Election of Directors."
(2) Includes 10,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.
(3) Includes 16,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.
(4) Includes 1,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.
(5) Includes 4,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.
(6) Includes 5,600 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.
(7) Includes 65,600 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 10, 1995.

     Each of the executive officers listed above has served the Company in that capacity for the past five years except for Messrs. Goetsch, Rutkowski and Dainora who joined the Company in 1986, 1992 and 1985, respectively, and were elected executive officers of the Company in 1995. Mr. Rutkowski was employed by Hayden, Inc., a wholly-owned subsidiary of The Equion Corporation, as Vice President and General Manager from 1989 to 1992.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or to be paid by the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1993 and 1992 to: (a) the Chief Executive Officer ("CEO") and (b) the four most highly compensated executive officers other than the CEO:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                    ANNUAL COMPENSATION   ------------
                                                    -------------------    SECURITIES
                                                                BONUS      UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR    SALARY      (1)       OPTIONS(#)    COMPENSATION
- - - -------------------------------------------  -----  --------   --------   ------------   ------------
Edgar R. Berner                              1994   $109,600         --          --        $ 31,000(2)
  Chairman of Board                          1993    109,200         --          --          25,368(2)
                                             1992    108,400         --          --          18,866(2)
Keith M. Thompson                            1994    291,154   $167,899      15,000           4,620(3)
  President and Chief Executive Officer      1993    270,400    156,831      30,000           4,497(3)
                                             1992    250,120    141,317          --           4,221(3)
Donald B. Hauk                               1994    182,500     94,702      10,000           4,620(3)
  Executive Vice President and Chief         1993    170,000     88,739      30,000           4,497(3)
  Financial Officer                          1992    157,430     80,053          --           4,364(3)
Richard M. Boesinger                         1994    125,922     50,787          --           4,017(3)
  Vice President and Treasurer               1993    133,500     54,200       2,500           3,910(3)
                                             1992    126,230     49,924          --           3,920(3)
Larry C. Lumme                               1994    112,250     22,641       5,000           2,772(3)
  Vice President                             1993    106,000     43,035       7,500           2,698(3)
                                             1992    100,100     39,589          --           3,301(3)

- - - ---------------

(1) Bonuses awarded for the fiscal year shown, but paid in the subsequent year.
(2) On September 21, 1989, the Company granted Mr. Edgar R. Berner a performance share program under The Republic Automotive Parts, Inc. Stock Compensation Plan (the "Stock Compensation Plan"). The program provides an award cycle commencing September 21, 1989, and continuing until September 21, 1999. The program target for the program is to compensate and retain Mr. Berner as Chairman of the Company. If Mr. Berner is employed as Chairman of the Company on September 21, 1999, the program target will have been 100% met. Mr. Berner will have no rights as a stockholder with respect to any performance shares. All performance shares shall be forfeited by Mr. Berner in the event that he terminates his employment with the Company prior to the occurrence of a "Terminating Event." A "Terminating Event" is defined as one of the following occurrences: (i) the program target is considered to have been 100% met as provided above; (ii) Mr. Berner is terminated by the Company for any reason as Chairman; (iii) Mr. Berner dies while he is an employee of the Company; or (iv) there is a change of control of the Company (as defined in the Stock Compensation Plan) and Mr. Berner terminates his employment within three years after such change of control. If the Terminating Event occurs on or after September 21, 1990, in order to create an ongoing incentive for Mr. Berner to remain with the Company and to perform the important role he has in the past, and because the award under the performance share program would not be made until such later date and is therefore at risk for an extended period of time, Mr. Berner shall receive an award under the Plan of 65,760 shares of Common Stock plus an additional amount of shares equivalent to 12% per annum of such number of shares calculated with a starting date of September 21, 1990 and prorated over the number of days which have elapsed subsequent to such date and prior to the date the Terminating Event occurs. Effective August 2, 1993, Mr. Berner's interest in the performance share program was transferred to an irrevocable trust, of which he is neither a trustee nor a beneficiary, for the benefit of his descendants. Of the amounts reported as All Other Compensation for

     Mr. Berner, $27,712 for 1994, $22,092 for 1993 and $15,614 for 1992 is
     calculated by dividing the difference between 12% and 120% of the long-term applicable federal rate at the inception of the plan by 12% and multiplying the quotient by the December value of the total number of shares allocated in the year. The balance of $3,288 for 1994, $3,276 for 1993 and $3,252 for 1992 represents Company contributions under a defined contribution plan under Section 401(k) of the Internal Revenue Code equal to that of Mr. Berner's contribution not to exceed 3% of his annual compensation.
(3) Represents Company contributions under a defined contribution plan under
     Section 401(k) of the Internal Revenue Code equal to 50% of each participant's contribution not to exceed 3% of each participant's annual compensation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                         REALIZABLE VALUE AT
                                               PERCENT OF                                  ASSUMED ANNUAL
                                NUMBER OF        TOTAL                                     RATES OF STOCK
                                SECURITIES      OPTIONS                                  PRICE APPRECIATION
                                UNDERLYING     GRANTED TO     EXERCISE OR   EXPIRATION     FOR OPTION TERM
                                 OPTIONS      EMPLOYEES IN    BASE PRICE       DATE      -------------------
             NAME               GRANTED(#)   FISCAL YEAR(%)   (PER SHARE)   (MM/DD/YY)     5%         10%
- - - ------------------------------  ----------   --------------   -----------   ----------   -------    --------
Edgar R. Berner...............         0
Keith M. Thompson.............    15,000          18.1          $ 13.25       12/15/99   $54,900    $121,350
Donald B. Hauk................    10,000          12.1            13.25       12/15/99    36,600      80,900
Richard M. Boesinger..........         0
Larry C. Lumme................     5,000           6.0            13.25       12/15/99    18,300      40,450

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                         NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING
                                                                        UNEXERCISED       VALUE OF UNEXERCISED
                                                                        OPTIONS AT            IN-THE-MONEY
                                                                       FISCAL YEAR-            OPTIONS AT
                                                                          END(#)              YEAR-END(1)
                               SHARES ACQUIRED     VALUE REALIZED      EXERCISABLE/           EXERCISABLE/
            NAME               ON EXERCISE(#)           ($)            UNEXERCISABLE         UNEXERCISABLE
- - - -----------------------------  ---------------     --------------     ---------------     --------------------
Edgar R. Berner..............            0                                   0/     0
Keith M. Thompson............            0                              15,000/30,000       $ 22,290/$34,860
Donald B. Hauk...............            0                              14,000/26,000         22,100/ 34,100
Richard M. Boesinger.........            0                               1,000/ 1,500          1,810/  2,715
Larry C. Lumme...............            0                               4,000/ 8,500          5,620/  8,905

- - - ---------------

(1) Based on the closing sale price of the Common Stock of $13.44 on December 31, 1994.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
  AVERAGE       -------------------------------------------------------------------------------------------
COMPENSATION        10              15              20              25              30              35
- - - -----------     -----------     -----------     -----------     -----------     -----------     -----------
 $  75,000           13,898          20,848          27,797          34,746          34,746          34,746
   100,000           19,023          28,535          38,047          47,559          47,559          47,559
   125,000           24,148          36,223          48,297          60,371          60,371          60,371
   150,000           29,273          43,910          58,547          73,184          73,184          73,184
   175,000           34,398          51,598          68,797          85,996          85,996          85,996
   200,000           39,523          59,285          79,047          98,809          98,809          98,809
   225,000           44,648          66,973          89,297         111,621         111,621         111,621
   250,000           49,773          74,660          99,547         124,434         124,434         124,434
   275,000           54,898          82,348         109,797         137,246         137,246         137,246

     The Company and its subsidiaries have a pension plan for substantially all of their employees. Contributions by the Company were made on an aggregate basis and no amounts were identified as to any individuals. The amount of benefit payable under the plan is dependent upon average compensation, age at retirement, length of service and various other factors. The Company's officers, including those officers who also serve as directors, participate in the plan on the same basis as other employees. The above table sets forth the estimated annual straight life annuity benefits under the plan following retirement at age 65 and indicated average compensation and years of service levels. Average compensation means the average of the participant's salary and bonuses during the five highest paid consecutive years of employment. Covered compensation for 1994 for Messrs. Berner, Thompson, Hauk, Boesinger and Lumme was: $110,040, $150,000, $150,000, $150,000 and $150,000, respectively. Covered compensation and benefits under the plan are limited by applicable federal law. Actual benefits will not be offset by applicable Social Security or other benefits. All named executive officers have nine years of credited service.

     On September 21, 1989, the Company granted Mr. Edgar R. Berner a supplemental retirement benefit. This benefit provides a 100% joint and survivor annuity commencing at age 60 for Mr. Berner and his surviving spouse commencing at $35,000 per year, payable monthly, which sum will be increased quarterly by $1,250 for each additional quarter he is employed by the Company. The starting date for measuring each such year is September 30, 1989. In no event will the annuity exceed $75,000 per year. Actual benefits will be offset by applicable benefits provided from the Company's pension plan described in the preceding paragraph. In the event of Mr. Berner's death, his spouse will be paid the annuity as if he had survived until age 60. In the event of a change of control, three additional years of service will be credited and the pension will be paid immediately in a cash lump sum reduced actuarially and subject to offset by the Company's pension plan. If Mr. Berner should terminate his employment before age 60, he will retain a vested benefit payable at age 60 determined by his length of service. All payments will be paid in cash from the Company's general funds at the time payments become due. During 1994, $92,388 was accrued under this plan.

     The Company and each of Messrs. Thompson, Hauk, Boesinger and Lumme have entered into agreements dated October 26, 1988, which provide that the Company, in order to encourage its management to remain with the Company and to continue to devote full attention to the Company's business in the event an effort is made to obtain control of the Company through a tender offer or otherwise, will continue paying its executives their then current annual base salary for a period of two years after termination in the case of Messrs. Thompson and Hauk, and one year after termination in the case of Messrs. Boesinger and Lumme in the event that a change of control takes place and the executive is involuntarily terminated. There are no employment contracts between the Company and any executive officer.

     The Company provides a medical reimbursement plan for all executive officers which covers eligible expenses which are not payable under the basic group insurance plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Board's Compensation and Stock Option Committee are Messrs. Ballhaus, Stern and Richard O. Berner. Neither Messrs. Ballhaus or Stern is or was, during 1994 or previously, an officer or employee of the Company or any of its subsidiaries. During 1994 Richard O. Berner served as Assistant Secretary of the Company, but was not an employee of the Company. The Company retained the law firm of Berner & Berner, P.C., as its legal counsel in certain matters in 1994. Richard O. Berner, is a member of the firm. The dollar amount of fees paid by the Company to the firm was $8,081 during 1994.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors is responsible for the administration of the executive compensation program of the Company. The Committee is composed of three non-employee Directors who are not eligible to participate in the Company's compensation plans.

     In 1994, the compensation of the executive officers of the Company consisted of salary, cash awards under the Executive Bonus Plan (the "Bonus Plan") and stock option awards under the Company's Stock Compensation Plan (the "Stock Plan"). Salaries are reviewed by the Committee, generally annually, primarily on the basis of individual performance and contributions to the Company. The recommendations of the Committee as to salary adjustments, the parameters of the Bonus Plan and awards under the Stock Plan are acted upon by the Board.

     In the case of salary adjustments, the performance and contributions of the executive officers are measured against formal and informal goals and objectives with respect to the total Company performance, as appropriate for the respective responsibilities of such officers. From a quantitative perspective, specific measures of performance considered in dealing with compensation in the aggregate include net earnings, cash flow and return on investment. From a qualitative point of view, objectives have included the quality of long-term planning and progress in organizational and management development.

     At the same time, the Committee has taken into account the relationship of the compensation of the Company's executive officers to the compensation of individuals occupying comparable positions in other organizations, with a view to ensuring that executives are fairly compensated and thus appropriately motivated and are retained in the employment of the Company.

     In the case of the Bonus Plan, the amount available each year for awards is based solely on a formula tied to the increase in earnings of the Company over the prior year, before income taxes and after deducting such awards. The Committee establishes a target bonus level for each participant in the Bonus Plan which represents a specified percentage of the participant's base salary which will be awarded as a bonus if the Company's earnings exceed a target level set by the Committee for the year. Certain adjustments beyond the control of the executive officers are made to the earnings. Additionally, the awards are increased or decreased based upon a formula tied to the change in return on investment from the prior year.

     All officers and key employees participate in the Stock Plan under which options granted typically vest 20% upon grant and 20% on the four succeeding anniversaries of the date of grant. Such options generally expire five years from the date of grant. The Committee believes that stock options have been effective in attracting and retaining officers and key employees. During 1994, the Committee awarded stock option grants in the aggregate amount of 83,000 shares.

     In making a salary increase of approximately 8% effective January, 1994 to Mr. Keith M. Thompson, President and CEO of the Company, the Committee examined specific measures of performance of the Company, including quantitative factors such as percent increase in net earnings, return on stockholders' equity and return on assets. From a qualitative point of view, the Committee's review included the progress under his direction in developing acquisitions and the strategic alternatives available to the Company.

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its five most highly compensated officers. None of the Company's executive officers currently receives compensation exceeding the limits imposed by the Act. While the Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Act or applicable tax regulations issued thereunder, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation plan as described in this report.

                                          Compensation and Stock Option
                                          Committee

                                          William F. Ballhaus, Chairman
                                          Richard O. Berner
                                          Douglas R. Stern

                               PERFORMANCE GRAPH

                                   REPUBLIC                         S&P AUTO
      MEASUREMENT PERIOD          AUTOMOTIVE      THE NASDAQ      PARTS - AFTER
    (FISCAL YEAR COVERED)         PARTS, INC.    STOCK MARKET        MARKET
1989                                       100             100             100
1990                                        79              74              81
1991                                       158             135             104
1992                                       158             170             105
1993                                       200             198             126
1994                                       224             172             132

                         COMPLIANCE WITH SECTION 16(a)
                                     OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994 all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied.

                           THE COMPANY'S ACCOUNTANTS

     Price Waterhouse LLP has been selected by the Board of Directors as the Company's independent accountants for 1995. Price Waterhouse LLP has served as the independent accountants for the Company for many years. It is anticipated that their representative will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. He will also be available to respond to any appropriate questions.

                      VOTING PROCEDURES AND OTHER MATTERS

     A quorum shall consist of the holders of a majority of the shares of the Company's Common Stock, entitled to vote at the Annual Meeting, present in person or by proxy.

     In the event that sufficient votes in favor of the proposal set forth in the Notice of Annual Meeting of Stockholders are not received by the time scheduled for the Annual Meeting, the persons named as proxies may propose one or more adjournments of such Annual Meeting to permit further solicitation of proxies with respect to such proposal. Any such adjournment will require the affirmative vote of the holders of the majority of the outstanding shares of the Company's Common Stock entitled to vote and present in person or by proxy at the session of such Annual Meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment, if proposed, those proxies which they are entitled to vote in favor of such proposal and against such adjournment those proxies required to be voted against such proposal.

     At all elections of directors, the voting may, but need not be, by ballot and a plurality of the votes cast thereat shall elect. Abstentions will be counted as being present at the Annual Meeting and will have the same effect as votes against the election of any director. Broker non-votes will not be counted as being present at the Annual Meeting and will have no effect on the outcome of the election of any director.

     In the event any other matter is presented to the meeting, it is intended that the enclosed proxy will be voted upon such matter according to the judgment of the proxy holders named therein. Management is not aware that any other matter is to be presented.

                              COST OF SOLICITATION

     The cost of soliciting proxies in the enclosed form has been or will be borne by the Company. In addition to solicitation of stockholders by mail, regular employees of the Company may solicit proxies by telephone, telegraph or personal interview, the cost being borne by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for their expenses in so doing. It is not anticipated that such expenses will exceed $4,000.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals for inclusion in the proxy statement and proxy form for the 1996 Annual Meeting of Stockholders must be received at the Company's principal executive office no later than December 30, 1995.

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

Brentwood, Tennessee
Dated: April 28, 1995

                                          By Order of the Board of Directors,

                                          /s/ Anthony R. Dainora
                                          ANTHONY R. DAINORA
                                          Secretary

     The Company's 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders on request without charge by writing: Anthony R. Dainora, Secretary, Republic Automotive Parts, Inc., 500 Wilson Pike Circle, Suite 115, P.O. Box 2088, Brentwood, Tennessee 37024.

                                                                      APPENDIX A

                        REPUBLIC AUTOMOTIVE PARTS, INC.
  500 WILSON PIKE CIRCLE, SUITE 115, P.O. BOX 2088, BRENTWOOD, TENNESSEE 37024
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Edgar R. Berner and Richard O. Berner as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them acting in the absence of the other to represent and to vote, as designated below, all the shares of common stock of Republic Automotive Parts, Inc. held of record by the undersigned on April 10, 1995, at the Annual Meeting of Stockholders to be held on June 8, 1995, or any adjournment thereof.

1.  ELECTION OF                     / / FOR all nominees listed below                   / / WITHHOLD AUTHORITY to
    DIRECTORS                           (except as marked to the contrary below)            vote for all nominees listed below
     W. F. Ballhaus          E. R. Berner            R. O. Berner            N. A. Fedoruk           O. R. Grace, Jr.
     D. B. Hauk              L. M. Parker, M.D.      Douglas R. Stern        K. M. Thompson

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- - - --------------------------------------------------------------------------------

                    (TO BE DATED AND SIGNED ON REVERSE SIDE)

    In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.
                                                 Dated                    , 1995
                                                      --------------------

                                                 -------------------------------
                                                          Signature(s)

                                                 NOTE: PLEASE DATE AND SIGN
                                                 EXACTLY AS NAME APPEARS
                                                 THEREON. WHEN SHARES ARE HELD
                                                 BY JOINT TENANTS, BOTH SHOULD
                                                 SIGN. WHEN SIGNING AS ATTORNEY,
                                                 EXECUTOR, ADMINISTRATOR,
                                                 TRUSTEE OR GUARDIAN PLEASE GIVE
                                                 FULL TITLE AS SUCH. IF SIGNER
                                                 IS A CORPORATION, PLEASE SIGN
                                                 IN FULL CORPORATE NAME BY
                                                 AUTHORIZED OFFICER. IF A
                                                 PARTNERSHIP, PLEASE SIGN IN
                                                 PARTNERSHIP NAME BY AUTHORIZED
                                                 PERSON.

                   PLEASE SIGN AND MAIL IN ENCLOSED ENVELOPE